Exhibit 10.11

	Remington Construction Company LLC.	Walker Lane Minerals Corporation
EXECUTION AND CONTROLS		Document No. WL-Rem Const 6/24 Rev. 00

Attention:	Mark Henry	RFC No.:
Client Name:	Walker Lane Minerals Corp	Date:	June 1, 2024
Project Name:	Isabella Pearl Mine	Pricing Method:	Cost Plus
Contract No.:	Contract Mining Agreement dated 6/1/2024	Rango Inc.:

RFC Title:	Three Month Mining Contract / Agreement (June thru August 2024)

Description of Change Detailed description of change including related MOC documents and reference to relevant Contract Change provisions

Walker Lane Minerals Corp and Remington Construction Company LLC. agree to mine at the Isabella Pearl operation for a three-month period. The terms of which extend from June 01, 2024, through A u g 30 , 2024. Volumes are calculated using the maximum production rate of 1,200 tonnes/hr. This rate was selected to provide Walker Lane Minerals Corp with the volume of material needed for the lowest cost requested. Walker Lane Minerals Corp agrees to provide Remington Construction Company LLC. with a mine plan that will facilitate this production rate. Lower production rates will result in volumes below the contractual obligation. Remington Construction Company LLC. agrees to deliver deficiencies in ore tonnage in the mine plan from the rehandle stockpile at a cost of less than or no more than a $1.00/tonne. The mining schedule is based on 4, ten-hour shifts per week (4-day shifts) utilizing 1 crew. The pricing method of the Agreement is a “cost plus” model. Labor pricing is based on working a minimum of 40 hours per week schedule. A monthly charge of $82,666.67 will be charged to cover all OH costs. All other terms and conditions in theContract Mining Agreement remain unchanged. Understand, the below pricing is for the “mining” portion of work only; T&M rates will be provided for any work activities planned/scheduled outside of the mining agreement. Additional Provisions

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Owner and/or Contractor can Terminate contact at any time with 30 Days’ Notice.
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Extra shifts or days needed due to contractors failure to maintain production quotas is solely on the contractor.
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Should owner terminate contract for failure to perform and remove contractor the owner is not liable for any demobilization costs.
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Any Work Contractor performs that is not directly related to mining activities will be performed on T&M basis

Contract Change Impact

Impact to Cost:
Equipment Cost:	$853,150.00
Monthly Equipment Discount:	$0.00
Blasting Materials / Cost:	$85,000.00
Labor Cost:	$472,000.00
Monthly Overheads Cost:	$248,000.00
TOTAL:	$1,659,000.00

Impact to Schedule:
Extension (or decrease) Calendar Days	92 days
Proposed Completion Date	31-Aug-24

Description of Impact / Affected Schedule Activities
No Impact

Contract Agreement

List any drawings, RFIs, LEMs, Estimates, etc. that will be included to support the relative information.

Mining Contract Extension Pricing

Authorization

By signing this Contract, Walker Lane Minerals Corp. and Remington Construction Company LLC. agree to the above listed pricing and schedule.. The Contractor shall complete the works as outlined in this proposal according to the requirements set out in the Contract. This Contract Request does not account for the cumulative effect of individual changes on indirect costs or schedule.

Contractor Representative
Title	Name (Printed)	Signature	Date
NV - Area Manager	Alfred “Choch” Zaga	/s/ Alfred “Choch” Zaga	6/13/2024

Client Representative
Title	Name (Printed)	Signature	Date
General Manager	Mark Henry	/s/ Mark Henry	6/1/2024